Exhibit 4.12

Private & Confidential	Execution version

Dated 27 February 2013

VOYAGEUR LLC

(as Borrower)

and

lNG CAPITAL LLC

and others

(as Facility Lenders)

and

lNG BANK N.V. (as

Facility Agent)

and

lNG BANK N.V.

(as Facility Security Trustee)

and

lNG CAPITAL LLC

and others

(as Mandated Lead Arrangers)

and

lNG CAPITAL LLC

(as Bookrunner)

and

lNG CAPITAL MARKETS LLC

and others

(as Hedging Providers)

and

CITIBANK N.A., LONDON BRANCH

(as GIEK Agent)

US$330,000,000 SECURED TERM LOAN

FACILITY

in respect of the FPSO “Voyageur Spirit”

NORTON ROSE

Contents

Clause		Page

1	Definitions and Interpretation	1

2	The Loan and its Purposes	2

3	Conditions of Utilisation	2

4	Advance	4

5	Repayment	4

6	Prepayment	5

7	Interest	8

8	Indemnities	10

9	Fees	13

10	Security and Application of Moneys	13

11	Representations and Warranties	14

12	Undertakings and Covenants	17

13	Events of Default	22

14	Assignment and Sub-Participation	26

15	The Facility Agent, the GIEK Agent, the Facility Security Trustee and the Facility Lenders	28

16	Set-Off	37

17	Payments	37

18	Notices	39

19	Partial Invalidity	40

20	Remedies and Waivers	40

21	Miscellaneous	41

22	Law and Jurisdiction	42

LOAN AGREEMENT (this Agreement) Dated 27 February 2013

BETWEEN:

(1)	VOYAGEUR L.L.C., a limited liability company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Islands (the Borrower);

(2)	The banks listed in Schedule 1, Part I each acting through its office at the address indicated against its name in Schedule 1, Part I (together the Facility Lenders and each a Facility Lender);

(3)	lNG BANK N.V. acting as Facility Agent (in that capacity the Facility Agent);

(4)	the banks listed in Schedule 1, Part Ill acting as mandated lead arrangers (in that capacity the MLAs);

(5)	lNG BANK N.V. acting as Facility Security Trustee (in that capacity the Facility Security Trustee);

(6)	lNG CAPITAL LLC acting as bookrunner (in that capacity the Bookrunner);

(7)	lNG CAPITAL MARKETS LLC and the banks listed in Schedule 1, Part II acting as hedging providers (the Hedging Providers and each a Hedging Provider); and

(8)	CITIBANK N.A., LONDON BRANCH acting as GIEK Agent (in that capacity the GIEK Agent).

WHEREAS:

Each of the Facility Lenders has agreed to advance to the Borrower its Commitment (aggregating, with all the other Commitments, a term loan facility of up to three hundred and thirty million Dollars ($330,000,000)) for the (i) refinancing of the purchase of the Vessel, and (ii) the general corporate purposes of members of the relevant Group.

IT IS AGREED as follows:

1	Definitions and Interpretation

1.1	In this Agreement unless the context otherwise requires, words and expressions defined in Schedule 1 to the Co-ordination Deed have the same meanings in this Agreement and Co- ordination Deed means the co-ordination deed between certain parties to this Agreement, E.ON E&P UK Limited as Charterer and Step-in Party, E.ON Exploration & Production GmbH as Secondary Obligor, Sevan Production UK Limited (to be renamed Teekay Voyageur Production Limited) as Bareboat Charterer, Teekay Offshore Holdings LLC as Shareholder and Teekay Offshore Partners L.P. as Sponsor.

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6	references to any document (including, without limitation, to all or any of the Transaction Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Facility Beneficiary include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to Amsterdam time.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Facility Beneficiary and the Borrower or their representatives prior to the date of this Agreement.

2	The Loan and its Purposes

2.1	Amount

Subject to the terms of this Agreement, each of the Facility Lenders agrees to make available to the Borrower its Commitment of a term loan facility in an aggregate amount not exceeding the Total Commitments.

2.2	Facility Beneficiaries’ obligations

2.2.1	The obligations of each Facility Beneficiary under the Facility Documents are several. Failure by a Facility Beneficiary to perform its obligations under the Facility Documents does not affect the obligations of any other party to the Facility Documents. No Facility Beneficiary is responsible for the obligations of any other Facility Beneficiary under the Facility Documents.

2.2.2	The rights of each Facility Beneficiary under or in connection with the Facility Documents are separate and independent rights and any debt arising under the Facility Documents to a Facility Beneficiary from a Security Party shall be a separate and independent debt.

2.2.3	A Facility Beneficiary may, except as otherwise stated in the Facility Documents, separately enforce its rights under the Facility Documents, provided that no Facility Beneficiary acting alone in its capacity as a Facility Lender shall be entitled to declare an Event of Default. .

2.3	Purposes

The Borrower shall apply the Loan for the purposes referred to in the Recital.

2.4	Monitoring

No Facility Beneficiary is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1	Conditions precedent

Before any Facility Lender shall have any obligation to advance any amount under the Facility the Borrower shall deliver or cause to be delivered to or to the order of the Facility Agent all of the documents and other evidence listed in Schedule 3, part 1 of the Co-ordination Deed.

3.2	Further conditions precedent

The Facility Lenders will only be obliged to make the Advance if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1	no Default is continuing or would result from the making of the Advance; and

3.2.2	the representations made by the Borrower under clause 11 (other than that in clauses 11.2, 11.6 and 11.18) are true in all material respects.

3.3	Drawing limit

The Facility Lenders will only be obliged to make the Advance if:

3.3.1	the proposed Drawdown Date is a Banking Day within the Availability Period;

3.3.2	if and for so long as a GIEK Lender is a Facility Lender, there is no outstanding notice relating to the Facility from GIEK requiring that GIEK Lender to suspend the making of the Advance; and

3.3.3	if and for so long as it is a Facility Lender, that GIEK Lender is satisfied that the GIEK Guarantee is in full force and effect and shall apply to the Advance.

3.4	Termination Date

No Facility Lender shall or shall be under any obligation to advance all or any part of its Commitment after the end of the Availability Period.

3.5	Conditions subsequent

The Borrower undertakes to deliver or to cause to be delivered to the Facility Agent on, or as soon as practicable after, (or within any time period specified in Schedule 2) the Drawdown Date the additional documents and other evidence listed in Schedule 2.

3.6	No Waiver

If the Facility Lenders in their sole discretion agree to make the Advance to the Borrower before all of the documents and evidence required by clause 3.1 have been delivered to or to the order of the Facility Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Facility Agent no later than the date specified by the Facility Agent, except to the extent expressly waived by the Facility Agent in writing.

The advance of all or any part of the Loan under this clause 3.6 shall not be taken as a waiver of the Facility Lenders’ right to require production of all the documents and evidence required by clause 3.1.

3.7	Form and content

All documents and evidence delivered to the Facility Agent under this clause 3 shall:

3.7.1	be in form and substance reasonably acceptable to the Facility Agent; and

3.7.2	if reasonably required by the Facility Agent, be certified, notarised, legalised or attested in a manner acceptable to the Facility Agent.

4	Advance

4.1	Drawdown Request

The Borrower may request the Advance to be advanced in one amount on any Banking Day prior to the end of the Availability Period by delivering to the Facility Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Banking Days before the proposed Drawdown Date or such shorter period as the Facility Agent may agree.

4.2	Facility Lenders’ participation

Subject to clauses 2 and 3, the Facility Agent shall promptly notify each Facility Lender of the receipt of a Drawdown Notice, following which each Facility Lender shall advance its Proportionate Share of the Advance to the Borrower through the Facility Agent on the Drawdown Date.

5	Repayment

5.1	Repayment of the Loan

The Borrower will, on each Application Date, repay the Loan in an amount equal to the Repayment Amounts relating to that Application Date, with the amount specified in column (2) of the Schedule of Repayment Amounts being payable for the account of the Facility Lenders (other than the GIEK Lenders) and the amount specified in column (3) of the Schedule of Repayment Amounts being payable for the account of the GIEK Lenders. The Borrower shall on the Commercial Final Maturity Date repay to the Facility Agent as agent for the Facility Lenders (other than the GIEK Lenders) the Commercial Final Payment, together with all interest and all other amounts payable under this Agreement and the Facility Documents due to the Facility Lenders (other than the GIEK Lenders).

5.2	Reborrowing

No amounts repaid or prepaid under this Agreement may be reborrowed.

5.3	Replacement Schedule Repayment Amounts

5.3.1	The Original Schedule of Repayment Amounts has been prepared on the basis of the assumptions that:

(a)	The first Application Date shall occur on 1 September 2013;

(b)	There will be 19 Application Dates between the date hereof and the Commercial Final Maturity Date and there will be 28 Application Dates between the date hereof and the GIEK Final Maturity Date;

(c)	The Commercial Final Payment will be seventy eight million seven hundred and eighty seven thousand eight hundred and seventy nine Dollars ($78,787,879) and the Repayment Amount on the GIEK Final Maturity Date will be one million six hundred and ninety six thousand nine hundred and seventy Dollars ($1,696,970); and

(d)	The total amount advanced will be three hundred and thirty million Dollars ($330,000,000).

5.3.2	If any or all of the assumptions made in clause 5.3.1 above proves to be incorrect, the Facility Agent shall prepare a Replacement Schedule of Repayment Amounts as soon as possible, however no later than ten (10) Banking Days following the last day of the Availability Period reflecting the actual facts and circumstances contemplated by those assumptions and such Replacement Schedule of Repayment Amounts shall (in the absence of manifest error) replace the Original Schedule of Repayment Amounts and shall be the Schedule of Repayment Amounts for all purposes of this Agreement. The Facility Agent shall notify all other parties to this Agreement (other than the Hedging Providers) of such recalculation and provide to them a copy of the Replacement Schedule of Repayment Amounts.

5.3.3	If at any time a prepayment of part of the Loan is made pursuant to the terms of this Agreement, the Facility Agent shall, following such prepayment, re-calculate the Original Schedule of Repayment Amounts or, as the case may be, any Replacement Schedule of Repayment Amounts and prepare a Replacement Schedule of Repayment Amounts (which, in the absence of manifest error, shall replace the existing Schedule of Repayment Amounts and shall be the Schedule of Repayment Amounts for all purposes of this Agreement) on the basis that the amount of such prepayment shall be applied on a pro rata basis across all Repayment Amounts. The Facility Agent shall notify all other parties to this Agreement (other than the Hedging Providers) of such recalculation and provide to them a copy of the Replacement Schedule of Repayment Amounts.

6	Prepayment

6.1	Illegality

6.1.1	If it becomes unlawful in any applicable jurisdiction for a Facility Lender to fund or maintain its Commitment as contemplated by this Agreement or to fund or maintain the Loan:

(a)	that Facility Lender shall promptly notify the Facility Agent of that event;

(b)	upon the Facility Agent notifying the Borrower, the Commitment of that Facility Lender (to the extent not already advanced) will be immediately cancelled; or

(c)	if advanced, the Borrower shall repay that Facility Lender’s Proportionate Share of the Loan on the last day of its current Interest Period or, if earlier, the date specified by that Facility Lender in the notice delivered to the Facility Agent and notified by the Facility Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the Loan shall be reduced by the amount of that Facility Lender’s Commitment. Prior to the date on which repayment is required to be made under this sub-clause (c) the affected Facility Lender shall negotiate in good faith with the Borrower to find an alternative method or lending base in order to maintain its Commitment in the Facility.

6.1.2	If any Facility Lender is a Notified Lender:

(a)	the Borrower may require that the Commitment of that Facility Lender (to the extent not already advanced) may be immediately cancelled; or

(b)	if advanced, the Borrower may repay that Facility Lender’s Proportionate Share of the Loan and the Loan shall be reduced by the amount of that Facility Lender’s Commitment.

6.2	Voluntary prepayment of Loan

The Borrower may prepay the whole or any part of the Loan (but, if in part, being in a minimum amount of five million Dollars ($5,000,000) such amount to be in integral multiples of one million Dollars ($1,000,000) or such other amount as may be agreed by the Facility Agent) provided that it gives the Facility Agent not less than five (5) Banking Days’ prior notice.

6.3	Restrictions

Any notice of prepayment given under this clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

If the Facility Agent receives a notice under this clause 6 it shall promptly forward a copy of that notice to the Borrower or the Facility Lenders, as appropriate.

6.4	Sale or Disposal

In the event of a sale or disposal of the Vessel, or any sale of the membership interests of the Borrower (at any time prior to the transfer of membership interests to the Shareholder, out of the Teekay Group (other than to the Shareholder), and at any time thereafter, out of the TOO Group), the Total Commitments shall be reduced to zero on the date of such sale or disposal. If any part of the Loan is outstanding the Borrower shall, on the date of the sale or disposal, prepay the Loan in full together with any other outstanding amounts in relation to the Facility Documents. Any such prepayment shall oblige the Borrower to make payment of all interest and Commitment Fee accrued on the amount so reduced up to and including the date of reduction together with any Break Costs in respect of such reduced amount if the date of such reduction is not the final day of an Interest Period. Any such reduction of the Total Commitments shall not be reversed.

6.5	Total Loss

In the event that the Vessel becomes a Total Loss, on the earlier to occur of (a) the date of receipt of the proceeds of the Total Loss and (b) the date falling one hundred and eighty (180} days after the occurrence of the Total Loss, the Total Commitments shall be reduced to zero. Any such reductions in the Total Commitments shall not be reversed. If any part of the Loan is outstanding the Borrower shall, on the earlier to occur of (i) the date on which the Borrower receives the proceeds of such Total Loss and (ii) the one hundred and eightieth day after the date of such Total Loss occurring, prepay the Loan in full PROVIDED ALWAYS that if such date is not the final day of an Interest Period, the Borrower may instead place the relevant sum in an account with the Facility Agent, charged to the Facility Agent in a manner reasonably acceptable to the Facility Lenders, with an irrevocable instruction to the Facility Agent to apply such sum in prepayment of the Loan on the final day of such Interest Period. Any such prepayment shall not be reborrowed and clause 8.3 shall apply to any such prepayment.

6.6	Change of Ownership

6.6.1	In the event that:

(a)	Teekay ceases to own a minimum of fifty one percent (51%) of the voting rights in Teekay Offshore GP L.L.C, the general partner in TOO; or

(b)	there is any change in the legal or beneficial ownership of the Borrower from that advised to the Facility Agent at the date of this Agreement without the Facility Agent’s prior written consent provided that the Facility Agent’s consent shall not be required if the legal and beneficial ownership of the Borrower is wholly owned within the Group following such re- organisation, or if it arises from a transfer to the Shareholder on or by the Drawdown Date, then the Total Commitments shall immediately be reduced to zero and the Borrower shall prepay the Loan in full. Any such reductions in the Total Commitments shall not be reversed.

6.7	Project Documents

6.7.1	In the event that:

(a)	any of the Project Documents is terminated by the Borrower, the Bareboat Charterer, the Operator or any of their respective Affiliates by reason of breach by the Charterer or by the Secondary Obligor; or

(b)	any of the Project Documents is breached by the Charterer or by the Secondary Obligor, in a manner that gives rise to a right to terminate such Project Document or treat it as repudiated, by the Borrower and/or the Bareboat Charterer; or

(c)	any of the Project Documents is terminated by the Charterer or the Secondary Obligor by reason of a force majeure event or termination for convenience (howsoever described) in the Charter and/or Service Agreement, then, unless a replacement Project Document is entered into within one hundred and eighty (180) days by the Bareboat Charterer and/or the Operator and/or another Subsidiary of the relevant Sponsor acceptable to the Facility Lenders (acting reasonably), on terms reasonably acceptable to the Facility Lenders, then the Total Commitments shall be immediately reduced to zero and the Borrower shall prepay the Loan in full.

6.8	Unlawfulness

In the event that any Facility Document and/or Project Document or any material prov1s1on thereof becomes unlawful, unenforceable or ineffective for any reason or any of the Facility Security Documents comprising a Security Interest ceases to constitute a valid first priority Security Interest over the asset or property to which it relates, and such unlawfulness, unenforceability, ineffectiveness or, as the case may be, lack of valid first priority Security Interest is not remedied to the satisfaction of the Facility Agent within thirty (30) days after written notice from the Facility Agent, the Total Commitments shall be reduced to zero and the Borrower shall prepay the Loan in full.

6.9	Abandonment

In the event that the Vessel is abandoned, the Total Commitments shall be reduced to zero and the Borrower shall prepay the Loan in full.

6.10	GIEK Guarantee

For so long as a GIEK Lender is a Facility Lender, at any time the GIEK Guarantee ceases to be legal and enforceable or is cancelled by GIEK for any reason, the Borrower shall, on the date falling fifteen (15) Banking Days after the date of notice thereof to the Borrower (to be sent by a GIEK Lender (through the Facility Agent)), prepay the Proportionate Shares of the GIEK Lenders in full whereupon each GIEK Lender’s Commitment shall be reduced to zero, unless prior to that time a replacement guarantee is issued by a guarantor acceptable to the GIEK Lenders and which is in form and substance satisfactory to the GIEK Lenders whereupon each GIEK Lender’s Commitment shall remain unchanged.

6.11	Intentionally omitted

6.12	Restricted Proceeds

If, pursuant to clause 23.1.3 of the Co-ordination Deed, any amount of Restricted Proceeds are required to be applied by the Borrower in prepayment of the Loan, the Borrower shall, on the date those Restricted Proceeds are received, prepay the Loan pro rata in an amount equal to the amount of those Restricted Proceeds.

6.13	Commercial Final Maturity Date

If the Commercial Final Payment has not been refinanced on terms and conditions satisfactory to the GIEK Agent (acting on the instructions of GIEK and the GIEK Lenders) on or prior to the Commercial Final Maturity Date, the Borrower shall, if so requested by the Facility Agent (acting on the instructions of the GIEK Lenders) on the Commercial Final Maturity Date, prepay the Loan outstanding and owing to the GIEK Lenders and whereupon the Total Commitments shall be reduced to zero.

6.14	Simultaneously with each reduction of the Total Commitments in accordance with this clause 6, the Commitment of each Facility Lender will reduce so that the Commitments of the Facility Lenders in respect of the reduced Total Commitments remain in accordance with their respective Proportionate Shares.

6.15	The amount of any prepayment (other than a prepayment made in accordance with clauses 6.1 and/or 6.10) shall be applied towards prepayment of the Loan on a pro rata basis across all Repayment Amounts.

7	Interest

7.1	Interest Periods

Subject to clause 7.2, each Interest Period shall be for a duration of three months or such other duration as may be agreed by the Facility Agent (acting on the instructions of all the Facility Lenders) and provided that the Facility Lenders have received two Banking Days prior notice of such alternative duration.

7.2	Beginning and end of Interest Periods

The first Interest Period in respect of the Loan shall begin on the Drawdown Date of the Advance and shall end on the first Application Date. Any subsequent Interest Period in respect of the Loan shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with clause 7.1.

7.3	Interest Periods to meet Commercial Final Maturity Date, GIEK Final Maturity Date or Application Date

If an Interest Period would otherwise expire after the Commercial Final Maturity Date, GIEK Final Maturity Date or any Application Date, that Interest Period shall expire on the Commercial Final Maturity Date, GIEK Final Maturity Date or Application Date.

7.4	Non-Banking Days

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

7.5	Interest rate

During each Interest Period interest shall accrue on the Loan at the rate determined by the Facility Agent to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if applicable.

7.6	Accrual and payment of interest

Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Facility Agent for the account of the Facility Lenders on the last day of each Interest Period and, if the Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.7	Default interest

If the Borrower fails to pay any amount payable by it under a Facility Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five per cent (1.5%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each selected by the Facility Agent (acting reasonably). Any interest accruing under this clause 7.7 shall be immediately payable by the Borrower on demand by the Facility Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.8	Market disruption

7.8.1

(a)	If a Market Disruption Event specified in clause 7.8.2(a) occurs in relation to the Loan for any Interest Period, then the rate of interest on each Facility Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Facility Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Facility Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Facility Lender’s participation in the Loan.

(b)	If a Market Disruption Event specified in clause 7.8.2(b} occurs in relation to the Loan for any Interest Period, then the rate of interest on each Notified Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Facility Agent by that Notified Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Notified Lender of funding its participation in the Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Notified Lender’s participation in the Loan.

7.8.2	In this Agreement Market Disruption Event means:

(a)	at or about 11.00 am London time two (2) Banking Days before the first day of the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for the relevant currency and Interest Period; or

(b)	before close of business in London two (2) Banking Days before the first day of the relevant Interest Period, the Facility Agent receives notifications from a Facility Lender or Facility Lenders (whose participations in the Loan are fifty per cent. of the Loan or more) (each a Notified Lender) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

7.9	Alternative basis of interest or funding

7.9.1	If a Market Disruption Event occurs and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

7.9.2	Any alternative basis agreed pursuant to clause 7.9.1 above shall,

(a)	In the case of a Market Disruption Event specified in clause 7.8.2(a), with the prior consent of all the Facility Lenders and the Borrower, be binding on all parties; and

(b)	In the case of a Market Disruption Event specified in clause 7.8.2(b), with the prior consent of all the Notified Lenders and the Borrower be binding on all parties (but such alternative basis shall not be applicable to the Facility Lenders which are not Notified Lenders).

7.10	Determinations conclusive

The Facility Agent shall promptly notify the Borrower of the determination of a rate of interest under this clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1	Transaction expenses

The Borrower will, within fourteen (14) days of the Facility Agent’s written demand, pay the Facility Agent (for the account of the Facility Beneficiaries and/or GIEK) the amount of all reasonable out of pocket costs and expenses (including reasonable legal fees, the cost of obtaining an initial insurance report (and of obtaining further insurance reports only if there is a material change in the terms of the Insurances or material change in the marine insurance market), and Value Added Tax or any similar or replacement tax if applicable) reasonably incurred by the Facility Beneficiaries and/or GIEK or any of them in connection with:

8.1.1	the negotiation, preparation, printing, execution, syndication administration and registration of the Facility Documents, the GIEK Guarantee and the Hedging Agreements (whether or not any Facility Document, the GIEK Guarantee or Hedging Agreement is actually executed or registered and whether or not the Advance is made);

8.1.2	any amendment, addendum or supplement to any Facility Document, the GIEK Guarantee or Hedging Agreement (whether or not completed); and

8.1.3	any other document which may at any time be reasonably required by a Facility Beneficiary and/or GIEK to give effect to any Facility Document, the GIEK Guarantee or Hedging Agreement or which a Facility Beneficiary and/or GIEK is entitled to call for or obtain under any Facility Document, the GIEK Guarantee or Hedging Agreement.

8.2	Funding costs

The Borrower shall indemnify each Facility Beneficiary, by payment to the Facility Agent (for the account of that Facility Beneficiary) on the Facility Agent’s written demand, against all losses and costs incurred or sustained by that Facility Beneficiary if, for any reason due to a default or other action by the Borrower, the Advance is not made to the Borrower after the relevant Drawdown Notice has been given to the Facility Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3	Break Costs

As a result of a Facility Beneficiary receiving any prepayment of all or any part of the Loan (whether pursuant to clause 6 or otherwise) on a day other than the last day of an Interest Period, or any other payment under or in relation to the Facility Documents on a day other than the due date for payment of the sum in question, the Borrower shall indemnify each Facility Beneficiary, by payment to the Facility Agent (for the account of that Facility Beneficiary) on the Facility Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Facility Beneficiary, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan.

8.4	Currency indemnity

In the event of a Facility Beneficiary receiving or recovering any amount payable under a Facility Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, on the Facility Agent’s written demand, pay to the Facility Agent for the account of the relevant Facility Beneficiary such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Facility Agent on behalf of the relevant Facility Beneficiary as a separate debt under this Agreement.

8.5	Increased costs (subject to clause 8.6)

If, by reason of any Change in Law:

8.5.1	a Facility Beneficiary (or the holding company of a Facility Beneficiary) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2	the basis of Taxation of payments to a Facility Beneficiary in respect of all or any part of the Indebtedness shall be changed; or

8.5.3	any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Facility Beneficiary; or

8.5.4	the manner in which a Facility Beneficiary allocates capital resources to its obligations under this Agreement or any ratio (whether cash, capital adequacy, liquidity or otherwise) which a Facility Beneficiary is required or requested to maintain shall be affected; or

8.5.5	there is imposed on a Facility Beneficiary (or on the holding company of a Facility Beneficiary) by an unconnected third party any other condition in relation to the Indebtedness or the Facility Documents;

and the result of any of the above shall be to increase the cost to a Facility Beneficiary (or to the holding company of a Facility Beneficiary) of that Facility Beneficiary making or maintaining its Commitment, or to cause a Facility Beneficiary to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the date of this Agreement and which it would have been able to achieve but for its entering into this Agreement and/or performing its obligations under this Agreement, then, subject to clause 8.6, the Facility Beneficiary affected shall notify the Facility Agent and the Borrower shall from time to time pay to the Facility Agent on demand for the account of that Facility Beneficiary the amount which shall compensate that Facility Beneficiary (or the relevant holding company) for such additional cost or reduced return. A certificate signed by an authorised signatory of that Facility Beneficiary setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

8.6	Exceptions to increased costs

Clause 8.5 does not apply to the extent any additional cost or reduced return referred to in that clause is:

8.6.1	compensated for by a payment made under clause 8.11; or

8.6.2	compensated for by a payment made under clause 17.3; or

8.6.3	compensated for by the payment of the Mandatory Cost; or

8.6.4	attributable to the wilful breach by the relevant Facility Beneficiary (or the holding company of that Facility Beneficiary) of any law or regulation; or

8.6.5	a FATCA Deduction.

8.7	Events of Default

The Borrower shall indemnify each Facility Beneficiary and/or GIEK from time to time, by payment to the Facility Agent (for the account of that Facility Beneficiary and/or GIEK) on the Facility Agent’s written demand, against all losses and costs incurred or sustained by that Facility Beneficiary and/or GIEK as a consequence of any Event of Default.

8.8	Enforcement costs

The Borrower shall pay to the Facility Agent (for the account of each Facility Beneficiary and/or GIEK) on the Facility Agent’s written demand the amount of all reasonable costs and expenses (including legal fees) incurred by a Facility Beneficiary and/or GIEK in connection with the enforcement of, or the preservation of any rights under, any Facility Document and/or the GIEK Guarantee including (without limitation) any losses, costs and expenses which that Facility Beneficiary and/or GIEK may from time to time sustain, incur or become liable for by reason of that Facility Beneficiary and/or GIEK being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Facility Beneficiary and/or GIEK being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Facility Beneficiary and/or GIEK; however, this shall not effect the right of any other Facility Beneficiary and/or GIEK to receive such indemnity.

8.9	Other costs

The Borrower shall pay to the Facility Agent (for the account of each Facility Beneficiary) on the Facility Agent’s written demand the amount of all sums which a Facility Beneficiary may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Facility Beneficiary may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Facility Beneficiary in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel, and any sums which that Facility Beneficiary may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention.

8.10	General indemnity

8.10.1	The Borrower hereby agrees at all times to pay promptly or, as the case may be, indemnify and hold the Facility Beneficiaries and the Related Companies of any Facility Beneficiary and each of them and their respective officers, directors, representatives, agents and employees (together the Indemnified Parties) harmless on a full indemnity basis from and against each and every Loss suffered or incurred by or imposed on any Indemnified Party related to or arising out of:

(a)	the use of proceeds of the Facility;

(b)	the execution and delivery of any commitment letter, engagement letter, fee letter, the Facility Documents or any other document connected therewith or the performance of the respective obligations thereunder, including without limitation environmental liabilities; or

(c)	any claim, action, suit, investigation or proceeding relating to the foregoing or the Security Parties, whether or not any Indemnified Party is a party thereto or target thereof, or the Indemnified Parties’ roles in connection therewith, and will reimburse the Indemnified Parties, on demand, for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by the Indemnified Parties in connection with investigating, preparing for or defending any such claim, action, suit or proceeding (including any security holder actions or proceeding, inquiry or investigation), whether or not in connection with pending or threatened litigation in which the Security Parties are a party.

8.10.2	The Borrower will not, however, be responsible for any claims, liabilities, losses, damages or expenses of an Indemnified Party that are finally judicially determined by a court of competent jurisdiction to have resulted principally from the wilful misconduct or gross negligence by such Indemnified Party.

8.10.3	The foregoing shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any affiliate, director, officer, employee, agent or controlling person of an Indemnified Party.

8.11	Taxes

The Borrower shall pay all Taxes to which all or any part of the Facility Secured Obligations or any Facility Document may be at any time subject (other than Tax on a Facility Beneficiary’s overall net income) and shall indemnify the Facility Beneficiaries, by payment to the Facility Agent (for the account of the Facility Beneficiaries) on the Facility Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

8.12	GIEK

The Borrower agrees, and shall procure that the other Security Parties agree, that if GIEK makes a payment to the GIEK Lenders (whether through the GIEK Agent or otherwise) pursuant to the GIEK Guarantee, the GIEK Lenders (whether through the GIEK Agent or otherwise) may act on the instructions of GIEK and the Security Parties shall have no claims whatsoever in respect of any loss, damage or expense suffered or incurred by them as a result thereof.

9	Fees

9.1	Commitment fee

The Borrower shall pay to the Facility Agent {for the account of the Facility Lenders in proportion to their Commitments) a commitment fee at a per annum rate of 40% of the Margin on the daily undrawn and uncancelled amount of the Total Commitments accruing from the date of this Agreement until the end of the Availability Period. The accrued Commitment Fee is payable in arrears on the last day of each successive period of three months commencing from the date of this Agreement and ending on the last day of the Availability Period.

9.2	Upfront fee

The Borrower shall pay to the Facility Lenders an upfront fee in the amounts and at the times agreed in a Fee Letter.

9.3	Agency fee

The Borrower shall pay to the Facility Agent an agency fee in the amount and at the times agreed in a Fee Letter.

10	Security and Application of Moneys

10.1	Facility Security Documents

As security for the payment of the Facility Secured Obligations, the Borrower shall execute and deliver to the Facility Security Trustee or cause to be executed and delivered to the Facility Security Trustee at the relevant time, the following documents in such forms and containing such terms and conditions as the Facility Security Trustee shall require:

10.1.1	a first priority statutory mortgage over the Vessel together with a collateral deed of covenants;

10.1.2	a first priority deed of assignment of the Insurances, Earnings, Bareboat Charter, Charterer Purchase Option, Over-Arching Agreement and Requisition Compensation of the Vessel, and of the benefit of the Bareboat Charterer Assignment;

10.1.3	an irrevocable on demand guarantee and indemnity from TOO;

10.1.4	a first priority charge from the Shareholder over all the membership interests in the Borrower and a first priority pledge from the Borrower over all of its shares in the Bareboat Charterer; and

10.1.5	a first priority deed of charge over the Hedging Agreements.

10.2	Remittance of Earnings

Immediately upon the occurrence of an Event of Default which is continuing unremedied or unwaived the Borrower shall procure that all Earnings are paid to such account(s) as the Facility Agent shall from time to time specify by notice in writing to the Borrower.

10.3	General application of moneys

Whilst an Event of Default is continuing unremedied or unwaived the Borrower irrevocably authorises the Facility Agent and the Facility Security Trustee to apply all sums which either of them may receive:

10.3.1	pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.3.2	by way of payment of any sum in respect of the Insurances (but subject always to clause 23 of the Co-ordination Deed}, Earnings or Requisition Compensation; or

10.3.3	otherwise arising under or in connection with any Facility Document,

in or towards satisfaction, or by way of retention on account, of the Facility Secured Obligations, as follows:

(i)	first in payment of all outstanding fees and expenses of the Facility Agent, the GIEK Agent and the Facility Security Trustee;

(ii)	secondly in or towards payment on a pari passu and pro rata basis (a) to the Facility Beneficiaries (other than the Hedging Providers) of an amount equal to the Facility Secured Obligations (but excluding any Hedging Secured Obligations), and (b) to the Hedging Providers, of an amount equal to the Hedging Secured Obligations; and

(iii)	the balance, if any, shall be remitted to the Charterer, the Borrower or whoever may be entitled thereto pursuant to the Co-ordination Deed.

11	Representations and Warranties

The Borrower represents and warrants to each of the Facility Beneficiaries at the date of this Agreement and (by reference to the facts and circumstances then pertaining) at the date of the Drawdown Notice, at the Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at clause 11.2 shall only be made on the date of this Agreement and the representations and warranties contained at clauses 11.6 and 11.18 shall only be repeated on the Drawdown Date):-

11.1	Status and Due Authorisation

Each of the Security Parties is a corporation, limited liability company or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation, organisation or formation (as the case may be) with power to enter into the Facility Documents and to exercise its rights and perform its obligations under the Facility Documents and all corporate and other action required to authorise its execution of the Facility Documents and its performance of its obligations thereunder has been duly taken.

11.2	No Deductions or Withholding

Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Facility Documents.

11.3	Claims Pari Passu

Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Facility Secured Obligations will, to the extent that it exceeds the realised value of any security granted in respect of the Facility Secured Obligations, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4	No Immunity

In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Facility Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5	Governing Law and Judgments

In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Facility Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6	Validity and Admissibility in Evidence

As at the Drawdown Date, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Facility Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Facility Documents are legal, valid and binding and (c) to make the Facility Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7	No Filing or Stamp Taxes

Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Facility Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales, Scotland or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Facility Documents.

11.8	Binding Obligations

The obligations expressed to be assumed by each of the Security Parties in the Facility Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Facility Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Facility Documents or the performance by any of them of any of their obligations thereunder.

11.9	No Winding-up

The Borrower has not taken any corporate or limited partnership action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrower’s knowledge and belief) threatened against the Borrower for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.10	Solvency

11.10.1	Neither the Borrower nor the Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.10.2	Neither the Borrower nor the Group taken as a whole has by reason of actual or anticipated financial difficulties, commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.10.3	The value of the assets of each of the Borrower and the Group taken as a whole is not less than the liabilities of such entity or the Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.10.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Borrower or of the Group taken as a whole.

11.11	No Material Defaults

11.11.1	Without prejudice to clause 11.11.2, the Borrower is not in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a material adverse effect on the business or financial condition of the Group taken as a whole.

11.11.2	No Event of Default is continuing or might reasonably be expected to result from the making of the Advance.

11.12	No Material Proceedings

No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect on the business or financial condition of the Group taken as a whole has been started or is reasonably likely to be started.

11.13	No Obligation to Create Security

The execution of the Facility Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige the Borrower to create any Security Interest (other than a Permitted Security Interest) over all or any of their present or future revenues or assets, other than pursuant to the Facility Security Documents and the Charterer Security Documents.

11.14	No Breach

The execution of the Facility Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Facility Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.15	Security

Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Facility Security Document and those Facility Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Facility Security Documents.

11.16	Necessary Authorisations

The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.17	Money Laundering

Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Facility Documents, will be for the account of members of the Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

11.18	Disclosure of material facts

The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Facility Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.19	Use of Facility

The Facility will be used for the purposes specified in the Recital.

11.20	FATCA

Neither it nor any Security Party is a US Tax Obligor, unless clause 12.1.32 has been complied with.

11.21	Representations Limited

The representation and warranties of the Borrower in this clause 11 are subject to:

11.21.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.21.2	the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.21.3	the time barring of claims under any applicable limitation acts;

11.21.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.21.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Facility Agent in connection with the Facility.

12	Undertakings and Covenants

The undertakings and covenants in this clause 12 remain in force for the duration of the Facility Security Period.

12.1	General Undertakings

12.1.1	Financial statements

The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its financial years, its audited financial statements for that financial year, prepared in accordance with GAAP, and cashflows.

12.1.2	Interim financial statements

The Borrower shall supply to the Facility Agent as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each half year during each of its financial years, its unaudited semi-annual financial statements for that half year, signed by a duly authorised representative of the Borrower, and cashflows.

12.1.3	Maintenance of Legal Validity

The Borrower shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Facility Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Facility Documents in its jurisdiction of incorporation or organisation and all other applicable jurisdictions.

12.1.4	Notification of Default

The Borrower shall promptly, upon becoming aware of the same, inform the Facility Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Facility Agent, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.5	Other notifications

The Borrower shall promptly, upon becoming aware of the same, inform the Facility Agent in writing of any Environmental Claim pending or made against it or any of its Environmental Affiliates or in connection with the Vessel.

12.1.6	Claims Pari Passu

The Borrower shall ensure that at all times the claims of the Facility Beneficiaries against it under the Facility Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.7	Management of Vessel

The Borrower shall ensure that the Vessel is at all times technically and commercially managed by the Operator in accordance with good industry standards.

12.1.8	Classification

With effect from the Drawdown Date, the Borrower shall ensure that the Vessel maintains the highest classification required for the purpose of the relevant trade of the Vessel which shall be with a Classification Society free from any overdue recommendations and conditions affecting the Vessel’s class.

12.1.9	Operator

The Borrower shall ensure that the only entity operating the Vessel shall be (i) the Operator, (ii) a Replacement Operator or (iii) another company in the Teekay Group or TOO Group which has, in the reasonable opinion of the Facility Lenders, access to floating production storage and offloading system (FPSO) operating experience comparable with that of the Operator or another company approved by the Facility Lenders.

12.1.10	Capex

(i) the Borrower shall provide on an annual basis the budget outlining the capex requirements for the immediately following period of 12 months including commentary on any technical issues, downtime/operational record and updates/changes to the field; and (ii) such capex shall not exceed ten million Dollars (US$10,000,000) per annum unless any excess is funded by further equity or debt provided to the Borrower in accordance with the terms of clause 12.1.24(a).

12.1.11	Negative Pledge

With effect from the Drawdown Date, the Borrower shall not create, or permit to subsist, any Security Interest over all or any part of its assets (including but not limited to the Vessel and the Insurances) other than a Permitted Security Interest.

12.1.12	Registration

The Borrower shall not for the duration of the Facility Security Period change or permit a change to the flag of the Vessel other than to a Flag State as may be approved by the Facility Agent acting on the instructions of the Majority Facility Lenders, such approval not to be unreasonably withheld or delayed and/or bring its centre of main interests into the European Union or any country with which a Facility Lender is prohibited from doing business and which has been notified to the Facility Agent.

12.1.13	ISM and ISPS Compliance

The Borrower shall comply in all material respects with the ISM Code and the ISPS Code or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall procure that the Operator holds (i) a valid and current DOC issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the Vessel, and the Borrower shall promptly, upon request, supply the Facility Agent with copies of the same.

12.1.14	Necessary Authorisations

Without prejudice to clause 12.1.10 or any other specific provision of the Facility Documents relating to an Authorisation, the Borrower shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Facility Agent of all Necessary Authorisations.

12.1.15	Compliance with Applicable Laws

The Borrower shall comply with (i) all material provisions of all applicable laws to which it may be subject (including, but not limited to, Environmental Laws, anti-bribery and corruption laws and anti-money laundering laws), (ii) Sections 276a to 276c of the Norwegian Criminal Code and (iii) the Equator Principles.

12.1.16	Performance of Obligations

The Borrower shall comply with the material provisions of all Project Documents in relation to the Vessel and in determining “material”, the Facility Lenders will consider whether such non- compliance has a Material Adverse Effect.

12.1.17	Further Assurance

The Borrower shall, at its own expense, promptly take all such action as the Facility Agent may reasonably require for the purpose of perfecting or protecting any Facility Beneficiary’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Facility Security Documents.

12.1.18	Other information

The Borrower will promptly supply to the Facility Agent each quarter commercial uptime figures relating to operations of the Vessel under the Charter and, at any time such other information and explanations as the Majority Facility Lenders may from time to time reasonably require in connection with the operation of the Vessel and any reasonable financial information in connection with the Borrower, and will procure that the Facility Agent be given the like information and explanations relating to all other Security Parties.

12.1.19	Inspection of records

The Borrower will permit the inspection of its financial records and accounts following an Event of Default which is continuing unremedied or unwaived from time to time during business hours by the Facility Agent or its nominee.

12.1.20	Insurance

With effect from the Drawdown Date, the Borrower shall ensure at its own expense throughout the Facility Security Period that the Vessel is insured and operated in accordance with the provisions set out in the relevant Facility Security Documents.

12.1.21	Change of Business

Except as expressly permitted in the Facility Documents the Borrower shall not carry on any business, other than that of owning, chartering and operating the Vessel, and holding the shares in the Bareboat Charterer.

12.1.22	No disposal of assets

The Borrower shall not dispose of any of its material assets other than a sale of the Vessel which complies with clause 6.4.

12.1.23	“Know your customer” checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Facility Lender of any of its rights and obligations under this Agreement to a party that is not a Facility Lender prior to such assignment or transfer,

obliges the Facility Agent or any Facility Lender (or, in the case of (c) above, any prospective new Facility Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent or any Facility Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Facility Lender) or any Facility Lender for itself (or, in the case of (c) above, on behalf of any prospective new Facility Lender) in order for the Facility Agent or that Facility Lender (or, in the case of (c) above, any prospective new Facility Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Facility Documents.

12.1.24	Intercompany borrowings

With the exception of the Hummingbird Facility (but only until the Drawdown Date), the Borrower may only borrow:

(a)	from members of the Teekay Group or TOO Group on a subordinated and unsecured basis; and

(b)	from other parties in the ordinary course of its business and in an aggregate amount of no more than ten million Dollars (US$10,000,000),

provided always that no Event of Default has occurred and is continuing unremedied and unwaived.

12.1.25	Enforcement of Obligations

The Borrower shall take all reasonable steps to enforce its rights under the Bareboat Charter and any other agreements relating to the Vessel.

12.1.26	No dividends

The Borrower shall not pay dividends or make other distributions to shareholders:

(a)	whilst an Event of Default has occurred and is continuing unremedied or unwaived; or

(b)	following breach of any of the covenants contained in this clause 12 or in clause 8 of a Financial Guarantee.

12.1.27	No Merger

The Borrower shall not merge with any other entity, split up or materially divest without the prior written consent of the Facility Agent (acting on the instructions of the Facility Lenders).

12.1.28	No Material Amendment to Project Documents

With the exception of any non-material amendments or variations, the Borrower shall not agree to any amendment, variation or termination of any of the Project Documents or Hedging Agreements to which it is a party without the prior written consent of the Majority Facility Lenders (such consent not to be unreasonably withheld).

12.1.29	Hedging

Within thirty (30) days of the Drawdown Date, the Borrower shall enter into an interest rate hedging programme under one or more of the Hedging Agreements to hedge at least seventy per cent. (70%) of the floating rate interest exposure under the Facility.

12.1.30	Ownership

The Borrower shall procure that its legal and beneficial ownership remains the same as advised to the Facility Agent on or about the date of this Agreement, other than a transfer of one hundred per cent. (100%) of its membership interests to the Shareholder on or prior to the Drawdown Date.

12.1.31	No Material Proceedings

The Borrower shall ensure that no litigation, arbitration or administrative proceeding on or before any court, arbitral body or agency against any member of the Group has been started or is reasonably likely to be started which have or, if adversely determined, are reasonably likely to have a Material Adverse Effect or which is not covered by adequate insurance.

12.1.32	Application of FATCA

The Borrower shall procure that no Security Party shall become a US Tax Obligor unless it has given notice thereof to the Facility Agent (on behalf of the Facility Lenders) and has discussed in good faith with the Facility Beneficiaries the effect of that Security Party becoming a US Tax Obligor and any reasonable amendments or restructuring which should be made to this Agreement to mitigate the risk to any Facility Beneficiaries which are not already a FATCA Exempt Party of a FATCA Deduction applying, which cannot be mitigated pursuant to clause 17.10.

12.1.33	Letter of Awareness

If any alternative security provided pursuant to the Letter of Awareness is not acceptable to the Facility Agent (acting on the instructions of the Majority Facility Lenders (acting reasonably)), the Facility Agent (acting on the instructions of the Majority Facility Lenders), will discuss in good faith alternative security (if required by the Majority Facility Lenders (acting reasonably)) in respect of the Facility and the Project with the Borrower and the Sponsor.

13	Events of Default

13.1	Events of Default

Each of the events or circumstances set out in this clause 13.1 is an Event of Default.

13.1.1	Failure to Pay

Any Security Party fails to pay any amount due from it under a Facility Document at the time, in the currency and otherwise in the manner specified herein provided that, if the relevant Security Party can demonstrate to the reasonable satisfaction of the Facility Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an error in the banking system, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Banking Days of the date on which it actually fell due under the relevant Facility Document (if a payment of principal), five (5) Banking Days (if a payment of interest) or ten (10) Banking Days (if a sum payable on demand); or

13.1.2	Misrepresentation

Any representation or statement made by any Security Party in any Facility Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3	Specific Covenants

A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrower under clauses 12.1.3, 12.1.6, 12.1.9, 12.1.15 (but only insofar as such failure relates to anti-bribery and corruption laws); or

13.1.4	Financial Covenants

There is any breach of the financial covenants set out in clause 8.1 of the Financial Guarantee remaining issued and unreleased; or

13.1.5	Other Obligations

A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Facility Document (other than those referred to in clause 12.1.30, clause 13.1.3, clause 13.1.4 or clause 13.1.11) and such failure is not remedied within 30 days of the earlier of (a) the Borrower becoming aware of such failure to perform or comply and (b) the Facility Agent informing the Borrower in writing of such failure to perform or comply; or

13.1.6	Cross Default

Any indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any indebtedness of any Security Party is declared to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Borrower, the Bareboat Charterer or the Operator is equal to or greater than ten million Dollars ($10,000,000} or its equivalent in any other currency; or (ii} of TOO or any of its Subsidiaries, is equal to or greater than fifty million Dollars (US$50,000,000} or its equivalent in any other currency; or

13.1.7	Insolvency and Rescheduling

A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors unless in respect of the Operator, if it has been replaced by a Replacement Operator or, as the case may be, another company in the Teekay Group or the TOO Group which has, in the reasonable opinion of the Facility Lenders, access to floating production storage and offloading system (FPSO) operating experience comparable with that of the Operator or another company approved by the Facility Lenders within 6 months of insolvency.

13.1.8	Winding-up

A Security Party takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness unless the Facility Agent is satisfied, acting reasonably, that such actions, steps or proceedings are frivolous or vexatious and are being contested appropriately by the relevant Security Party; or

13.1.9	Execution or Distress

(a)	Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction, subject to the amount due being in an aggregate amount (i) for the Borrower, of equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or (ii) for TOO or any of its Subsidiaries (other than the Borrower) or the Operator, of equal to or greater than fifty million Dollars (US$50,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)	Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party, subject to the amount in question being in an aggregate amount (i) for the Borrower, of equal to or greater than ten million Dollars ($10,000,000) or its equivalent in any other currency; or (ii)

for TOO or any of its Subsidiaries (other than the Borrower) or the Operator, of equal to or greater than fifty million Dollars (US$50,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released.

(c)	Notwithstanding the foregoing paragraphs of this clause 13.1.9, any levy of any distress on or any arrest, condemnation, confiscation, requisition for title or use, compulsory acquisition, seizure, detention or forfeiture of the Vessel (or any part thereof) or any exercise or purported exercise of any lien or claim on or against the Vessel where the release of or discharge of the lien or claim on or against the Vessel has not been procured within 30 days; or

13.1.10	Similar Event

Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in clauses 13.1.7, 13.1.8 and 13.1.9; or

13.1.11	Insurances

Insurance is not maintained in respect of the Vessel in accordance with the terms of the Facility Security Documents; or

13.1.12	Class

The Vessel has its classification withdrawn by the relevant Classification Society PROVIDED THAT if such withdrawal is (in the opinion of the Facility Agent in its absolute discretion) capable of remedy such Event of Default shall only occur if the Vessel’s classification is not reinstated to the satisfaction of the Facility Agent within twenty one (21) days; or

13.1.13	Environmental Matters

(a)	Any Environmental Claim is pending or made against the Borrower or the Bareboat Charterer or the Operator or any of their Environmental Affiliates or in connection with the Vessel, where such Environmental Claim has a Material Adverse Effect; or

(b)	Any actual Environmental Incident occurs in connection with the Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.14	Repudiation

Any Security Party repudiates any Facility Document or Project Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Facility Document or Project Document other than any repudiation to which clause 6.7 applies; or

13.1.15	Validity and Admissibility

At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Facility Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Facility Documents are legal, valid and binding; or

(c)	to make the Facility Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Facility Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.16	Material Adverse Change

At any time there shall occur a change in the business or operations of a Security Party or a change in the financial condition of any Security Party which, in the reasonable opinion of the Majority Facility Lenders, materially impairs such Security Party’s ability to discharge its obligations under the Facility Documents in the manner provided therein and such change, if capable of remedy, is not so remedied within 30 days of written notification from the Facility Agent; or

13.1.17	Qualifications of Financial Statements

The auditors of the Group qualify their report on any audited consolidated financial statements of the Group in any regard which, in the reasonable opinion of the Facility Agent, has a Material Adverse Effect; or

13.1.18	Conditions Subsequent

If any of the conditions set out in clause 3.5 is not satisfied within thirty (30) days (or five (5) Banking Days in the case of the condition listed in Schedule 2, number 1) of the Drawdown Date, or such other time period specified by the Facility Agent acting on the instructions of the Majority Facility Lenders; or

13.1.19	Revocation or Modification of consents etc.

If any Necessary Authorisation which is now or which at any time during the Facility Security Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Facility Security Documents is revoked, withdrawn or withheld, or modified in a manner which the Facility Agent reasonably considers is, or may be, prejudicial to the interests of a Facility Beneficiary in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.20	Curtailment of Business

If the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.21	Reduction of Capital

If the Borrower reduces its committed or subscribed capital; or

13.1.22	Challenge to Registration

If the registration of the Vessel or the Mortgage becomes void or voidable or liable to cancellation or termination; or

13.1.23	War

If the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Facility Agent reasonably considers that, as a result, the security conferred by the Facility Security Documents is materially prejudiced; or

13.1.24	Notice of Termination

If the Sponsor gives notice to the Facility Agent to determine its obligations under the relevant Financial Guarantee; or

13.1.25	Termination or material breach

If:

(a)	any of the Project Documents is terminated by the Charterer and/or the Secondary Obligor or any of its Affiliates by reason of breach by a Security Party; or

(b)	any of the Project Documents is breached by a Security Party in a manner that gives rise to a right to terminate such Project Document or treat it as repudiated by the Charterer and/or the Secondary Obligor or any of its Affiliates.

13.2	Acceleration

If an Event of Default is continuing unremedied or unwaived the Facility Agent may, and shall (at the request of the Majority Facility Lenders), by notice to the Borrower cancel any part of the Commitments not then advanced and:

13.2.1	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Facility Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Facility Documents is payable on demand, whereupon they shall immediately become payable on demand by the Facility Agent; and/or

13.2.3	declare the Commitments terminated and reduced to zero; and/or

13.2.4	exercise all of its rights under the Facility Documents.

14	Assignment and Sub-Participation

14.1	Facility Lenders’ rights

A Facility Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement:

(i)	to any other branch or Affiliate of that Facility Lender and/or, in the case of any GIEK Lender, to GIEK; or

(ii)	(subject to the prior written consent of the Borrower, such consent not to be unreasonably withheld and to be deemed to be given unless notice to the contrary is received within five (5) Banking Days of the request being given, but not to be required at any time after an Event of Default which is continuing unremedied or unwaived or if the assignment is in favour of a central bank or federal reserve) to any other bank, financial institution or other entity, and may grant sub-participations in all or any part of its Commitment PROVIDED ALWAYS that any assignment or transfer under this clause 14 shall not result in any increased costs to the Borrower at the date of and as a consequence of such assignment or transfer (other than in respect of assignments or transfers to GIEK to which this proviso shall not apply).

14.2	Borrower’s co-operation

The Borrower will co-operate fully with a Facility Lender in connection with any assignment, transfer or sub-participation by that Facility Lender; will execute and procure the execution of such documents as that Facility Lender may require in that connection; and irrevocably authorises any Facility Beneficiary to disclose to any proposed assignee, transferee or sub- participant, their Affiliates and professional advisers (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan, the Transaction Documents and the Vessel which any Facility Beneficiary may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Facility Lenders generally). Additionally, (but subject to the same duties of confidentiality), any Facility Lender may disclose the size and term of the Facility and the names of each Security Party to any investor or potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Facility Lender’s rights and obligations under the Facility Documents.

14.3	Rights of assignee

Any assignee of a Facility Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Facility Documents benefiting that Facility Lender PROVIDED THAT an assignment will only be effective on notification by the Facility Agent to that Facility Lender and the assignee that the Facility Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4	In addition to the other rights provided to the Facility Lenders under this clause 14, each Facility Lender may without consulting with or obtaining consent from the Borrower, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Facility Document to secure obligations of that Facility Lender including, without limitation, any charge, assignment or other security to secure obligations to a federal reserve or central bank except that no such charge, assignment or security shall:

(i)	release a Facility Lender from any of its obligations under the Facility Documents or (other than upon enforcement by the beneficiary of such charge, assignment or security) substitute the beneficiary of the relevant charge, assignment or other security for the Facility Lender as a party to any of the Facility Documents; or

(ii)	require any payments to be made by the Borrower or grant to any person any more extensive rights than those required to be made or granted to the relevant Facility Lender under the Facility Documents.

14.5	Transfer Certificates

If a Facility Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Facility Agent and, if the Facility Lender is a GIEK Lender, the GIEK Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.5.1	to the extent that that Facility Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Facility Lender (on the other) shall be released from all further obligations towards the other;

14.5.2	the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to clause 14.5.1; and

14.5.3	the Facility Agent, the GIEK Agent, each of the Facility Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Facility Lender,

PROVIDED THAT the Facility Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)	it is satisfied that the Hedging Provider which is (or is an Affiliate of) the Facility Lender wishing to transfer any of its rights and obligations under or pursuant to this Agreement, has novated or will novate simultaneously all of its rights and obligations under and pursuant to the Hedging Agreement to which it is a party in favour of the transferee; and

(c)	the transferee has paid to the Facility Agent for its own account a transfer fee of three thousand Dollars.

The Facility Agent is hereby authorised to sign any Transfer Certificate on behalf of each Facility Beneficiary and the Borrower and shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

14.6	Facility Documents

Unless otherwise expressly provided in any Facility Document or otherwise expressly agreed between a Facility Lender and any proposed transferee and notified by that Facility Lender to the Facility Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Facility Lender’s rights and obligations under or pursuant to this Agreement the rights of that Facility Lender under or pursuant to the Facility Documents (other than this Agreement) which relate to the portion of that Facility Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.7	No assignment or transfer by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Facility Documents.

15	The Facility Agent, the GIEK Agent, the Facility Security Trustee and the Facility Lenders

15.1	Appointment

15.1.1	(a) Each Facility Lender appoints the Facility Agent to act as its agent under and in connection with the Facility Documents, (b) each GIEK Lender appoints the GIEK Agent to act as its agent in relation to the GIEK Guarantee, and (c) each Facility Lender, Hedging Provider, the GIEK Agent and the Facility Agent appoints the Facility Security Trustee to act as its facility security trustee for the purpose of the Facility Documents.

15.1.2	(a) Each Facility Lender authorises the Facility Agent, (b) each GIEK Lender authorises the GIEK Agent and (c) each Facility Lender, Hedging Provider, the GIEK Agent and the Facility Agent authorises the Facility Security Trustee, to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent, the GIEK Agent or the Facility Security Trustee (as the case may be) under or in connection with the Facility Documents and in the case of the GIEK Agent, the GIEK Guarantee, together with any other incidental rights, powers, authorities and discretions.

15.1.3	Except where the context otherwise requires, references in this clause 15 to the Facility Agent shall mean the Facility Agent and the Facility Security Trustee individually and collectively.

15.2	Authority

(a) Each Facility Lender and Hedging Provider irrevocably authorises the Facility Security Trustee (in the case of clause 15.2.1) and the Facility Agent (in the case of clauses 15.2.2, 15.2.3 and 15.2.4) and (b) each GIEK Lender irrevocably authorises the GIEK Agent (in the case of clauses 15.2.2, 15.2.5 and 15.2.6) (in each case subject to clauses 15.4 and 15.18):

15.2.1	to execute any Facility Document (other than this Agreement and the Hedging Agreements) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf (in respect of the GIEK Agent only, in respect of administering payments from GIEK for the benefit of the GIEK Lenders under the terms of the GIEK Guarantee);

15.2.3	acting on the instructions from time to time of the Majority Facility Lenders (save where the terms of any Facility Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Facility Document;

15.2.4	acting on the instructions from time to time of the Majority Facility Lenders (save where the terms of any Facility Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Facility Document;

15.2.5	to consult with GIEK (where necessary) in relation to waivers, consents or approvals under or pursuant to the Facility Documents and to inform the GIEK Lenders of the result of such consultation and if such waiver, consent or approval is within the scope of the GIEK Guarantee (at the discretion of the GIEK Agent after consulting with GIEK) (GIEK Guarantee Decisions), such GIEK Guarantee Decision will be taken by the GIEK Agent (acting on the sole direction of GIEK and the GIEK Lenders);

15.2.6	to provide all information required by GIEK to GIEK in a timely manner provided that the GIEK Agent has received it in its capacity as GIEK Agent; and

The Facility Agent shall have no duties or responsibilities as agent or as Facility Security Trustee and the GIEK Agent shall have no duties or responsibility as agent other than those expressly conferred on it by the Facility Documents and shall not be obliged to act on any instructions from the Facility Lenders or the Majority Facility Lenders or the GIEK Lenders if to do so would, in the opinion of the Facility Agent or the GIEK Agent, be contrary to any provision of the Facility Documents or to any law or in respect of the GIEK Agent only, any provision of the GIEK Guarantee, or would expose the Facility Agent or the GIEK Agent to any actual or potential liability to any third party.

15.3	Trust

The Facility Security Trustee agrees and declares, and each of the other Facility Beneficiaries acknowledges, that, subject to the terms and conditions of this clause 15.3, the Facility Security Trustee holds the Secured Property on trust for the Facility Beneficiaries absolutely. Each of the other Facility Beneficiaries agrees that the obligations, rights and benefits vested in the Facility Security Trustee shall be performed and exercised in accordance with this clause 15.3. The Facility Security Trustee shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as Facility Security Trustee for the Facility Beneficiaries, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1	the Facility Security Trustee and any attorney, agent or delegate of the Facility Security Trustee may indemnify itself or himself out of the Secured Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Secured Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Facility Security Trustee or any other such person by or pursuant to the Facility Documents or in respect of anything else done or omitted to be done in any way relating to the Facility Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2	the other Facility Beneficiaries acknowledge that the Facility Security Trustee shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Facility Beneficiaries agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of one hundred and twenty five years from the date of this Agreement.

15.4	Limitations on authority

15.4.1	Except with the prior written consent of all the Facility Lenders (and in the case of the GIEK Lenders, acting through the GIEK Agent in respect of GIEK Guarantee Decisions), the Facility Agent shall not be entitled to:

(a)	release or vary any security given for the Borrower’s obligations under this Agreement unless expressly contemplated by the Facility Documents; nor (b) waive the payment of any sum of money payable by any Security Party under the Facility Documents; nor

(c)	change the meaning of the expressions Majority Facility Lenders, GIEK Lenders, Margin (other than in respect of any reduction of the Margin relating to the GIEK Lenders which reduction will only require the consent of the GIEK Lenders) or Default Rate; nor

(d)	exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Facility Lenders; nor

(e)	extend the due date for the payment of any sum of money payable by any Security Party under any Facility Document; nor

(f)	take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Facility Lender under any Facility Document; nor

(g)	agree to change the currency in which any sum is payable under any Facility Document (other than in accordance with the terms of the relevant Facility Document); nor

(h)	agree to amend this clause 15.4 or any clause that refers to a unanimous approval of all Facility Lenders; nor

(i)	increase any Commitment.

15.4.2	Except with the prior written consent of all the GIEK Lenders or, as applicable, GIEK, the Facility Agent and/or GIEK Agent may not be entitled to:

(a)	agree to amend or waive clauses 3.3.2, 3.3.3, 6.10, 6.13 and/or 8.12 of this Agreement and clause 21 of the Co-ordination Deed; and/or

(b)	release or vary the terms of the GIEK Guarantee.

Notwithstanding anything to the contrary in this Agreement or the other Facility Documents, nothing in this Agreement shall oblige any GIEK Lender to act (or omit to act) in a manner that is inconsistent with any requirement of the GIEK Guarantee.

15.4.3	An amendment or waiver which relates to the rights or obligations of the Facility Agent or the GIEK Agent (each in their capacity as such) may not be effected without the consent of the Facility Agent or, as the case may be, the GIEK Agent.

15.5	Liability

None of the Facility Agent, the GIEK Agent nor any of their directors, officers, employees or agents shall be liable to the Facility Lenders for anything done or omitted to be done by the Facility Agent or, as the case may be, the GIEK Agent under or in connection with any of the Transaction Documents or, in the case of GIEK Agent, the GIEK Guarantee unless as a result of the Facility Agent’s or, as the case may be, the GIEK Agent’s gross negligence or wilful misconduct.

15.6	Acknowledgement

Each Facility Lender acknowledges that:

15.6.1	it has not relied on any representation made by the Facility Agent, the GIEK Agent or any of the Facility Agent’s or GIEK Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Facility Agent or the GIEK Agent to induce it to enter into any Facility Document;

15.6.2	it has made and will continue to make without reliance on the Facility Agent or the GIEK Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4	neither the Facility Agent nor the GIEK Agent shall have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Facility Agent or the GIEK Agent pursuant to the express terms of a Facility Document.

Each Facility Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Facility Agent, the GIEK Agent or against any other person acting or purporting to act on behalf of the Facility Agent or the GIEK Agent any claim which it might have against them in respect of any of the matters referred to in this clause 15.6.

15.7	Limitations on responsibility

Neither the Facility Agent nor the GIEK Agent shall have any responsibility to any Security Party or to any Facility Lender on account of:

15.7.1	the failure of a Facility Lender or of any Security Party to perform any of its obligations under a Facility Document; nor

15.7.2	the financial condition of any Security Party; nor

15.7.3	the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Facility Document, or in or pursuant to any document delivered pursuant to or in connection with any Facility Document; nor

15.7.4	the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Facility Document or of any document executed or delivered pursuant to or in connection with any Facility Document.

15.8	The Facility Agent’s and GIEK Agent’s rights

Each of the Facility Agent and the GIEK Agent may:

15.8.1	assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Facility Document are true and complete, unless, in its capacity as the Facility Agent or the GIEK Agent, it has acquired actual knowledge to the contrary;

15.8.2	assume that no Default has occurred unless, in its capacity as the Facility Agent or the GIEK Agent, it has acquired actual knowledge to the contrary;

15.8.3	rely on any document or notice believed by it to be genuine;

15.8.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6	refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Facility Lenders (or, where applicable, by the Majority Facility Lenders) and unless and until the Facility Agent has received from the Facility Lenders, or the GIEK Agent has received from the GIEK Lenders, any payment which the Facility Agent or, as the case may be, the GIEK Agent may require on account of, or any security which the Facility Agent, as the case may be, the GIEK Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9	The Facility Agent’s duties

The Facility Agent shall:

15.9.1	if requested in writing to do so by a Facility Lender, make enquiry and advise the Facility Lenders as to the performance or observance of any of the provisions of any Facility Document by any Security Party or as to the existence of an Event of Default; and

15.9.2	inform the Facility Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.

The duties of the Facility Agent and the GIEK Agent are of a mechanical and administrative nature.

15.10	No deemed knowledge

Neither the Facility Agent nor the GIEK Agent shall be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Facility Lender or a Security Party shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent or the GIEK Agent in its capacity as GIEK Agent. Any information acquired by the Facility Agent or GIEK Agent other than specifically in its capacity as the Facility Agent or the GIEK Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent or the GIEK Agent in its capacity as GIEK Agent.

15.11	Other business

The Facility Agent and/or the GIEK Agent may, without any liability to account to the Facility Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Facility Lender as if it were not the Facility Agent or, as the case may be, GIEK Agent.

15.12	Indemnity

The Facility Lenders shall, promptly on the Facility Agent’s request, reimburse the Facility Agent in their respective Proportionate Shares, for, and keep the Facility Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Facility Agent in connection with the Facility Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Facility Document, to the extent not paid by the Security Parties and not arising solely from the Facility Agent’s gross negligence or wilful misconduct.

The GIEK Lenders shall, promptly on the GIEK Agent’s request, reimburse the GIEK Agent in their respective Proportionate Shares, for, and keep the GIEK Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the GIEK Agent in connection with the GIEK Guarantee, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Facility Document or the GIEK Guarantee, to the extent not paid by the Security Parties and not arising solely from the GIEK Agent’s gross negligence or wilful misconduct.

This clause 15.12 may not be amended without the consent of the Facility Agent or, as the case may be, the GIEK Agent.

15.13	Employment of agents

In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Facility Documents, the Facility Agent shall be entitled to employ and pay agents to do anything which the Facility Agent is empowered to do under or pursuant to the Facility Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Facility Agent in good faith to be competent to give such opinion, advice or information.

15.14	Distribution of payments

The Facility Agent shall pay promptly to the order of each Facility Lender that Facility Lender’s Proportionate Share of every sum of money received by the Facility Agent pursuant to the Facility Documents (with the exception of any amounts payable pursuant to clause 9 and/or any Fee Letter and any amounts which, by the terms of the Facility Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Facility Lenders) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Facility Lender.

Each of the GIEK Lenders directs the Facility Agent to pay directly to GIEK on its behalf (at the account of GIEK as notified by the GIEK Agent to the Facility Agent from time to time) such proportion of the commitment fee and Margin due to the GIEK Lenders (which is attributable to GIEK) and which the GIEK Lenders have previously notified to the Facility Agent.

Upon receipt of any amount from GIEK by the GIEK Agent, the GIEK Agent shall promptly pay to the order of each GIEK Lender that GIEK Lender’s Proportionate Share of such amount and until so paid such amount shall be held by the GIEK Agent on trust absolutely for that GIEK Lender.

15.15	Reimbursement

Neither the Facility Agent nor the GIEK Agent shall have any liability to pay any sum to a Facility Lender or, as the case may be, GIEK Lender until it has itself received payment of that sum. If, however, the Facility Agent does pay any sum to a Facility Lender on account of any amount prospectively due to that Facility Lender pursuant to clause 15.14 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within five (5) Banking Days after the date on which that payment was required to be made by the terms of the Facility Documents, that Facility Lender will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Facility Documents and ending on the date on which the Facility Agent receives reimbursement.

15.16	Redistribution of payments

Unless otherwise agreed between the Facility Lenders and the Facility Agent, if at any time a Facility Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Facility Lender’s Proportionate Share of any sum due from that Security Party to the Facility Lenders under the Facility Documents (the amount of the excess being referred to in this clause 15.16 and in clause 15.17 as the Excess Amount) then:

15.16.1	that Facility Lender shall within three (3) Banking Days notify the Facility Agent (which shall promptly notify each other Facility Lender);

15.16.2	that Facility Lender shall pay to the Facility Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3	the Facility Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Facility Lenders and shall account to the Facility Lenders in respect of the Excess Amount in accordance with the provisions of this clause 15.16.

However, if a Facility Lender has commenced any legal proceedings to recover sums owing to it under the Facility Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Facility Agent shall not distribute any of that Excess Amount to any other Facility Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17	Rescission of Excess Amount

If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Facility Lenders which have received any part of that Excess Amount by way of distribution from the Facility Agent pursuant to clause 15.16 shall repay to the Facility Agent for the account of the Facility Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Facility Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Facility Lender receiving or recovering the Excess Amount to the person to whom that Facility Lender is liable to make payment in respect of such amount, and clause 15.16.3 shall apply only to the retained amount.

15.18	Instructions

Where the Facility Agent is authorised or directe<;l to act or refrain from acting in accordance with the instructions of the Facility Lenders or of the Majority Facility Lenders each of the Facility Lenders shall provide the Facility Agent with instructions within seven (7) Banking Days of the Facility Agent’s request (which request may be made orally or in writing). If a Facility Lender does not provide the Facility Agent with instructions within that period, that Facility Lender shall be bound by the decision of the Facility Agent. Nothing in this clause 15.18 shall limit the right of the Facility Agent to take, or refrain from taking, any action without obtaining the instructions of the Facility Lenders or the Majority Facility Lenders if the Facility Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Facility Lenders under or in connection with the Facility Documents. In that event, the Facility Agent will notify the Facility Lenders of the action taken by it as soon as reasonably practicable, and the Facility Lenders agree to ratify any action taken by the Facility Agent pursuant to this clause 15.18.

15.19	Payments

All amounts payable to a Facility Lender and/or GIEK under this clause 15 shall be paid to such account at such bank as that Facility Lender or in the case of GIEK, the GIEK Agent or GIEK may from time to time direct in writing to the Facility Agent or, as the case may be, the GIEK Agent.

15.20	“Know your customer” checks

Each Facility Lender shall promptly upon the request of the Facility Agent or, as the case may be, the GIEK Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or, as the case may be, the GIEK Agent (for itself) in order for the Facility Agent or, as the case may be, the GIEK Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Facility Documents.

15.21	Resignation

Subject to a successor being appointed in accordance with this clause 15.21, the Facility Agent or the GIEK Agent may (and in the case of the Facility Agent if requested by the Majority Facility Lenders and in the case of the GIEK Agent, if requested by all the GIEK Lenders will), resign as agent and/or the Facility Security Trustee may (and if requested by the Majority Facility Lenders will), resign as Facility Security Trustee at any time without assigning any reason by giving to the Borrower and the Facility Lenders notice of its intention to do so, in which event the following shall apply:

15.21.1	with the consent of the Borrower not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Facility Lenders may within thirty (30) days after the date of the notice from the Facility Agent, the GIEK Agent or the Facility Security Trustee (as the case may be) appoint a successor to act as agent and/or Facility Security Trustee or, if they fail to do so with the consent of the Borrower, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Facility Agent, the GIEK Agent or the Facility Security Trustee (as the case may be) may appoint any other bank or financial institution as its successor;

15.21.2	the resignation of the Facility Agent, the GIEK Agent or the Facility Security Trustee (as the case may be) shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Facility Lenders;

15.21.3	the Facility Agent, the GIEK Agent or the Facility Security Trustee (as the case may be) shall thereupon be discharged from all further obligations as agent and/or Facility Security Trustee but shall remain entitled to the benefit of the provisions of this clause 15; and

15.21.4	the successor of the Facility Agent, the GIEK Agent or the Facility Security Trustee (as the case may be) and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.22	Resignation of Facility Agent if its FATCA status will result in a FATCA withholding

15.22.1	The Facility Agent shall resign in accordance with clause 15.21 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to clause 15.21.1 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Facility Documents, either:

(a)	the Facility Agent fails to respond to a request under Clause 15.24 and a Facility Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Facility Agent pursuant to Clause 15.24 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Facility Agent notifies the Borrower and the Facility Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Facility Lender believes that a party may be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Facility Lender, by notice to the Facility Agent, requires it to resign.

15.23	No fiduciary relationship

Except as provided in clauses 15.3 and 15.14, neither the Facility Agent nor the GIEK Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Facility Document or, as the case may be, the GIEK Guarantee shall constitute a partnership between any two or more Facility Lenders or between the Facility Agent, the GIEK Agent and any other person.

15.24	FATCA status

15.24.1	Subject to paragraph 15.24.3 below, each party shall, within ten Banking Days of a reasonable request by another party:

(a)	confirm to that other party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party’s compliance with FATCA provided however that such forms, documentation and other information may be given in accordance with law and other relevant obligations.

15.24.2	If a party confirms to another party pursuant to 15.24.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

15.24.3	Clause 15.24.1 above shall not oblige any Facility Beneficiary to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any policy of that Facility Beneficiary;

(c)	any fiduciary duty; or

(d)	any duty of confidentiality.

15.24.4	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 15.24.1 above (including, for the avoidance of doubt, where paragraph 15.24.3 above applies), then:

(a)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Facility Documents as if it is not a FATCA Exempt Party; and

(b)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Facility Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

16	Set-Off

A Facility Beneficiary may set off any matured obligation due from the Borrower under any Facility Document (to the extent beneficially owned by that Facility Beneficiary) against any matured obligation owed by that Facility Beneficiary to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Facility Beneficiary may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1	Payments

Each amount payable by the Borrower under a Facility Document shall be paid to such account at such bank as the Facility Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Facility Agent on the date on which the Facility Agent receives authenticated advice of receipt, unless that advice is received by the Facility Agent on a day other than a Banking Day or at a time of day (whether on a Banking Day or not) when the Facility Agent in its reasonable discretion considers that it is impossible or impracticable for the Facility Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Facility Agent on the Banking Day next following the date of receipt of advice by the Facility Agent.

17.2	No deductions or withholdings

Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Facility Document shall, subject only to clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature other than FATCA Deductions.

17.3	Grossing-up

With the exception of a FATCA Deduction, if at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding from any payment, or to change the rate or manner in which any required deduction or withholding is made, the Borrower will promptly notify the Facility Agent and, simultaneously with making that payment, will pay to the Facility Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Facility Beneficiaries receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4	Evidence of deductions

If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Facility Document, the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Facility Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Facility Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5	Rebate

If the Borrower pays any additional amount under clause 17.3 and a Facility Beneficiary subsequently receives a refund or allowance from any tax authority which that Facility Beneficiary identifies as being referable to that increased amount so paid by the Borrower, that Facility

Beneficiary shall, as soon as reasonably practicable, pay to the Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this clause 17.5 shall be interpreted as imposing any obligation on any Facility Beneficiary to apply for any refund or allowance nor as restricting in any way the manner in which any Facility Beneficiary organises its tax affairs, nor as imposing on any Facility Beneficiary any obligation to disclose to the Borrower any information regarding its tax affairs or tax computations.

17.6	Adjustment of due dates

If any payment or transfer of funds to be made under a Facility Document, other than a payment of interest on the Loan, shall be due on a day which is not a Banking Day, that payment shall be made on the next succeeding Banking Day (unless the next succeeding Banking Day falls in the next calendar month in which event the payment shall be made on the next preceding Banking Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7	Control Account

The Facility Agent shall (without further input required from the Borrower) open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this clause 17.7 by the Facility Agent and those entries will, in the absence of manifest error, be conclusive and binding.

17.8	Acknowledgement of assignment

Each Hedging Provider hereby confirms, acknowledges and agrees that:

17.8.1	It has received notice that the Borrower has charged to the Facility Security Trustee all its rights, title, interest and benefit (present and future, actual and contingent) in, to, under and pursuant to the Hedging Agreements; and

17.8.2	Until such time as the Facility Security Trustee may give written notice to the contrary, the Hedging Providers shall pay all amounts payable to the Borrower under and pursuant to the Hedging Agreements to such account as the Borrower may direct and upon (and at all times after) any such notice is given by the Facility Security Trustee, the Hedging Providers are irrevocably authorised and instructed to pay all amounts to such account as the Facility Security Trustee may direct.

17.9	FATCA Deduction

17.9.1	Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

17.9.2	Each party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Facility Beneficiaries.

17.10	FATCA Mitigation

17.10.1	Notwithstanding any other prov1s1on to this agreement, if a FATCA Deduction is or will be required to be made by any party under clause 17.9 in respect of a payment to any Facility

Lender which is a FATCA FFI (a “FATCA Non-Exempt Lender”), the FATCA Non-Exempt Lender may either:

(a)	transfer its entire interest in the Loan to a U.S. branch or affiliate; or

(b)	(subject to the prior written consent of the Borrower in the case of a transferee which is not already a Facility Lender, such consent not to be unreasonably withheld or delayed) nominate one or more transferee lenders who upon becoming a Facility Lender would be a FATCA Exempt Party, by notice in writing to the Facility Agent and the Borrower specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

18	Notices

18.1	Communications in writing

Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to clause 18.6} electronic mail.

18.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1	in the case of the Borrower, c/o Teekay Shipping (Canada) Ltd, Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Renee Eng, Treasury Manager;

18.2.2	in the case of each Facility Lender, those appearing opposite its name in Schedule 1, Part 1;

18.2.3	in the case of the Facility Agent and the Facility Security Trustee, lNG Bank N.V., Agency- AMP H.02.007, Bijlmerplein 888, 1102 MG Amsterdam, The Netherlands (fax no. +31 20 56 58226); and

18.2.4	in the case of the GIEK Agent, 25 Canada Square, London E14 5LB, for the attention of Guido Musso/Davide Alessandrini (Export Agency Finance- CTS},

or any substitute address, fax number, department or officer as any party may notify to the Facility Agent (and in the case of a GIEK Lender, the GIEK Agent) (or the Facility Agent or, as the case may be, the GIEK Agent may notify to the other parties, if a change is made by the Facility Agent or the GIEK Agent) by not less than three (3} Banking Days’ notice.

18.3	Delivery

Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Facility Agent or the GIEK Agent will be effective only when actually received by the Facility Agent or the GIEK Agent.

All notices from or to the Borrower shall be sent through the Facility Agent.

18.4	Notification of address and fax number

Promptly upon receipt of notification of an address, fax number or change of address, pursuant to clause 18.2 or changing its own address or fax number, the Facility Agent shall notify the other parties to this Agreement.

18.5	English language

Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrower and the relevant Facility Beneficiary:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Borrower and the relevant Facility Beneficiary will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrower to a Facility Beneficiary only if it is addressed in such a manner as the Facility Beneficiary shall specify for this purpose.

19	Partial Invalidity

If, at any time, any prov1s1on of a Facility Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Facility Beneficiary, any right or remedy under a Facility Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations

No variation or amendment of a Facility Document shall be valid unless in writing and signed on behalf of all the Facility Beneficiaries and the relevant Security Party.

21.2	Further Assurance

If any provision of a Facility Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Facility Beneficiaries or any of them are considered by the Facility Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Facility Agent, execute or procure the execution of such further documents as in the opinion of the Facility Lenders are necessary to provide adequate security for the repayment of the Facility Secured Obligations.

21.3	Rescission of payments etc.

Any discharge, release or reassignment by a Facility Beneficiary of any of the security constituted by, or any of the obligations of a Security Party contained in, a Facility Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4	Certificates

Any certificate or statement signed by an authorised signatory of the Facility Agent purporting to show the amount of the Facility Secured Obligations (or any part of the Facility Secured Obligations) or any other amount referred to in any Facility Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6	Contracts (Rights of Third Parties) Act 1999

Unless expressly provided to the contrary in this agreement, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement. Notwithstanding any term of this Agreement, the consent of a person who is not a party to this Agreement is not at any time required to rescind or amend this Agreement.

21.7	Disclosure of Information

The Borrower authorises each Facility Lender to disclose any information and/or document(s) concerning its relationship with such Facility Lender (i) to authorities in any other countries where such Facility Lender or any Affiliate is represented and/or where any Facility Lender or any Affiliate may be requested information by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law, (ii) to parties to whom that Facility Lender charges, assigns or otherwise creates security (or may do so) pursuant to clause 14.4, (iii) to any Affiliate of that Facility Lender making it possible to consolidate the member of the Group’s total commitments and offer the member of the Group any other products offered by that Facility Lender or any Affiliate, subject always to the duties of confidentiality on the Facility Lenders set out herein, (iv) in the case of the GIEK Lender, to GIEK and the Borrower consents to GIEK publishing key information concerning the GIEK Guarantee, (v) to any rating agency (including its professional advisers), (vi) to any monoline insurers, verification agents and their professional advisers, (vii) to any person which invests in or otherwise finances or may potentially invest in or otherwise finance directly or indirectly in any transaction relating to this Loan, (viii) to the professional advisers of any Facility Lender or its Affiliates, (ix) to any related fund of a Facility Lender and (x) to any person that provides administration or settlement or numbering services in respect of the Facility Documents.

22	Law and Jurisdiction

22.1	Governing law

This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2	Jurisdiction

For the exclusive benefit of the Facility Beneficiaries, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute;

(a)	which may arise out of or in connection with this Agreement; or

(b)	relating to any non-contractual obligations arising from or in connection with this Agreement,

and that any proceedings may be brought in those courts.

22.3	Alternative jurisdictions

Nothing contained in this clause 22 shall limit the right of the Facility Beneficiaries to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4	Waiver of objections

The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5	Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1	irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD England, United Kingdom as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2	agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

Schedule 1

Part 1: The Facility Lenders and the Commitments

The Facility Lenders	The Commitments	The Proportionate
	(US$)	Share
		(%)
lNG Capital LLC	32,000,000	9.697
1325 Avenue of the Americas
New York City
New York 10019
USA
For commercial matters:
Fax No: +001 646 424 7484
For operational matters:
Tel No: 646 424 8244 / 646 424 8240
Fax No: 646 424 8251

Swedbank AB (publ)	21,500,000	6.515
Brunkebergstorg 8
SE-105 34 STOCKHOLM
Tel No: +46 8 585 900 00
Fax No: +46 8 700 84 09
For credit matters:
Address:
Swedbank AB
Large Corporates & Institutions
Sodra Hamngatan 27
SE-404 80 GOTEBORG
Tel No: +46 70 643 51 00

Address:
Swedbank AB
Loans & Syndications
SE-105 34 STOCKHOLM
Tel No: +46 730 33 60 32

For documentation matters:
Address:
Swedbank AB
Loans & Syndications / Loan Agency
SE-105 34 STOCKHOLM
Tel No: +46 8 585 933 42
Fax No: +46 8 700 84 09

For operational matters:
Address:
Swedbank Norge
P.O. Box 1441 Vika, 0115 OSLO Tel No: +47 23 11 62 80 Fax No: +47 23 11 62 01

DVB Bank America N.V.	31,750,000	9.621
Zeelandia Office Park Kaya W.F.G. Mensing 14 Willemstad Curacao Tel No: +599 9 431 8710 Fax No: +599 9 465 2366
For credit matters: Name:
DVB Bank SE
Department: Offshore Drilling & Production Address: Haakon VII’s gate 1, Postbox 1999 Vika, 0125 Oslo, Norway Tel No: +47 23 01 2212 Fax: +47 23 01 2250

With a copy to:
Name: DVB Bank America N.V. Address: Zeelandia Office Park Kaya W.F.G. Mensing 14 Willemstad Curacao Tel No: +599 9 431 8736 Fax: +599 9 465 2366
For operational matters:
Name: DVB Bank America N.V. Department: TLS Transaction and Loan Services Address: Zeelandia Office Park Kaya W.F.G. Mensing 14 Willemstad Curacao Tel No: +599 9 431 8733 Fax: +599 9 465 2366

Lloyds TSB Bank
	30,000,000	9.091

7th Floor, 33 Old Broad Street London, EC2N 1HZ
Tel No: +44 (0) 20 7158 2637 Fax No: +44 (0) 20 7158 3271
Contact for documentation, signing and credit matters:
7th Floor, 33 Old Broad Street London, EC2N 1HZ
Tel No: +44 (0) 20 7158 2637 Fax No: +44 (0) 20 7158 3271
Contact regarding drawdown and facility administration subsequent to signing:
Address:
Wholesale Loan Operations “Wholesale Markets” Lloyds Bank
Level1, Citymark, 150 Fountainbridge Edinburgh EH3 9PE
Tel No: 0845 366 0027 Fax No: 020 7158 3204

Natixis, New York Branch	20,000,000	6.061
1251 Avenue of the Americas 5th Floor New York, NY 10020

Admin contact:
Address:
1251 Avenue of the Americas 5th Floor New York, NY 10020 Tel No: 212-872-5177 Fax No: 212-710-1559

Nordea Bank Finland Pic, New York Branch
437 Madison Avenue Tel No: +1 212 318 9300 Fax No: +1 212 421 4420
For credit matters:
Shipping, Offshore and Oil Services Address: 437 Madison Avneue Tel No: +1 212 318 9632	21,500,000	6.515
For operational matters:
Credit Admin. Dept. Address:
437 Madison Avenue
New York, N.Y. 10022
Tel No: (212) 318-9578
Fax No: (212) 750-9188

Scotiabank Europe pic.	21,500,000	6.515
201 Bishopsgate, 6th Floor, London, EC2M
3NS
Tel No: +44 207 638 5644
Fax No: +44 207 454 9019
For credit matters:

Corporate Banking, Shipping & Aerospace
Address:
201 Bishopsgate, 6th Floor, London, EC2M
3NS

NIBC Bank N.V.	20,000,000	6.061
Carnegieplein 4, 2517 KJ The Hague, The
Netherlands
Te1No:+31 703425425
Fax No: +31 70 365 1071
For credit matters:

Oil & Gas Services
Address:
Carnegieplein 4, 2517 KJ The Hague, The
Netherlands
Tel No: +31 70 342 5069

For operational matters:

Carnegieplein 4, 2517 KJ The Hague, The
Netherlands
Tel No: +31 70 342 5331 / +31 70 342 5360
Fax No: + 31 70 799 9751

Commonwealth Bank of Australia	31,750,000	9.621
Level 3 Senator House
85 Queen Victoria St
London EC4V 4HA
Contact for documentation, signing and
credit matters:
Level 3 Senator House
85 Queen Victoria St
London EC4V 4HA
Tel No: +44 (0) 20 7710 3607
Fax No: +44 (0) 20 7329 6611

Level 3 Senator House
85 Queen Victoria St
London EC4V 4HA
Contact regarding drawdown and facility administration subsequent to signing:
Address:
Level 3 Senator House
85 Queen Victoria St
London EC4V 4HA

Manager - Structured Asset Finance
Level 3 Senator House
85 Queen Victoria St
London EC4V 4HA

KfW IPEX-Bank GmbH	30,000,000	9.091
as Commercial Lender
Commercial Matters/Credit Matters
KfW IPEX-Bank GmbH
Maritime Industries
Palmengartenstr. 5-9
60325 Frankfurt am Main
Germany

Citibank Europe pic	70,000,000	21.212
as GIEK Lender
1 North Wall Quay, Dublin 1, Ireland
For credit matters:
Export & Agency Finance
Address: 1 North Wall Quay, Dublin 1, Ireland /
Citigroup Centre, Canada Square, London E14
5LB
Tel No: 353-1-622 6259 / 44-20-7986 6103 / 44-
20-7986 6588 / 44-20-7508 2950
For operational matters:
Loans Processing Unit
Function: Citibank Europe pic, Cl- Citibank
International pic Poland
Address: U1 Chalubinskiego 8, 00613 Warsaw,
Poland

Part II: The Hedging Providers

lNG Capital Markets LLC

lNG Capital Markets LLC

1325 Avenue of the Americas

New York, New York 10019

Attention: Legal Department

Telephone: (646) 424-6000

Facsimile: (646} 424-6060

Natixis Financial Products LLC

1251 Avenue of the Americas

5th Floor

New York, NY 10020

Address:

1251 Avenue of the Americas

5th Floor

New York, NY 10020

Tel No: 212-872-5177

Fax No: 212-710-1559

Lloyds TSB Bank Pic

Derivatives Client Support

Faryners House

25 Monument Street

London

EC3R 8BQ

Commonwealth Bank of Australia

Senator House, 85 Queen Victoria Street

London EC4V 4HA

Senator House, 85 Queen Victoria Street

London EC4V 4HA

NIBC Bank N.V.

Carnegieplein 4, 2517 KJ The Hague, The Netherlands

Tel No: +31 70 342 5425

Fax No: +31 70 365 1071

For credit matters:

Attention: Jeroen van der Putten

Oil & Gas Services

Address:

Carnegieplein 4, 2517 KJ The Hague, The Netherlands

Tel No: +31 70 342 5069

Swedbank AB (publ)

Address:	Brunkebergstorg 8
SE-105 34 Stockholm
Sweden
Attention:	Backoffice Fixed Income
Confirmation team:
Facsimile No:	+46 8 411 16 20
Telephone No:	+46 8 5859 25 25

Settlement team:
Facsimile No:	+46 8 21 70 03
Telephone No:	+46 8 5859 20 05

The Bank of Novia Scotia
The Bank of Nova Scotia
201 Bishopsgate, 6th Floor,
London EC2M 3NS

Nordea Bank Finland Pic

Nordea Bank Finland Pic.

Aleksanterinkatu 36 B

00100 Helsinki

Finland

Attention:	Swap Settlement
Tel No:	+358 9 165 59820
Fax No:	+358 9 165 59311

with a copy to:

Nordea Bank Finland Pic, New York Branch
437 Madison Avenue, 21st Floor
New York, NY 10022

USA

Citibank N.A., London Branch

123 Front Street West, Suite 2000

Toronto, ON, M5J 2M3

Canada

Part III: The MLAs

The MLAS

lNG Capital LLC

1325 Avenue of the Americas

New York City

New York 10019

USA

Citibank Europe Pic

1 North Wall Quay, Dublin 1, Ireland

Schedule 2

Conditions subsequent to the Drawdown Date

1	Letters of undertaking

Letters of undertaking in respect of the Insurances as required by the Facility Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Facility Beneficiaries.

2	Acknowledgements of notices

Acknowledgements of all notices of assignment and/or charge given pursuant to the Facility Documents.

3	Legal opinions

Such of the legal opinions specified in Schedule 3 to the Co-ordination Deed as have not already been provided to the Facility Agent.

4	Budget

(Within 30 days of the Drawdown Date) a budget for operation of the Vessel for the immediately following period of twelve (12) months showing amongst other things proposed capital expenditure.

5	Interest hedging

Within thirty (30} days of the Drawdown Date, evidence that satisfactory hedging arrangements covering at least seventy per cent (70%) of the interest exposure under the Facility have been entered into by the Borrower.

Schedule 3

Calculation of Mandatory Cost

1	The Mandatory Cost is an addition to the interest rate to compensate the Facility Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

(a)	On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Facility Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Facility Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Facility Lender in the Loan) and will be expressed as a percentage rate per annum.

(b)	The Additional Cost Rate for any Facility Lender lending from an office in the Participating Member State will be the percentage notified by that Facility Lender to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Facility Lender’s participation in all Loans made from that office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that office.

(c)	The Additional Cost Rate for any Facility Lender lending from an office in the United Kingdom will be calculated by the Facility Agent as follows:

F x 0.01	per cent per annum
300

where F is designed to compensate Facility Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 3 below and expressed in pounds per £1,000,000.

2	For the purpose of this Schedule:

(a)	eligible liabilities and special deposits have the meanings given to them at the time of application of the formula by the Bank of England or (as may be appropriate) the Bank of England Act 1998;

(b)	Fee Rules means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fees Regulations means the regulations governing periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

3	If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

4	Each Facility Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Facility Lender shall supply the following information on or prior to the date on which it becomes a Facility Lender:

(a)	the jurisdiction of its facility office; and

(b)	any other information that the Facility Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

5	The rates of charge of each Reference Bank for the purpose of F above shall be determined by the Facility Agent based upon the information supplied to it pursuant to paragraphs 3 and 4 above and on the assumption that, unless a Facility Lender notifies the Facility Agent to the contrary, each Facility Lender’s obligations in relation to cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

6	The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Facility Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 1(b), 3 and 4 above is true and correct in all respects.

7	The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Facility Lenders on the basis of the Additional Cost Rate for each Facility Lender based on the information provided by each Facility Lender and each Reference Bank pursuant to paragraphs 1(b), 3 and 4 above.

8	Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Facility Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

9	The Agent may from time to time, after consultation with the Borrower and the Facility Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule 4

Form of Drawdown Notice

To:	lNG BANK N.V.

Agency- AMP H.02.007

Bijlmerplein 888

1102 MG Amsterdam

The Netherlands

From:	VOYAGEUR L.L.C.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated              2013 made between, amongst others, ourselves and yourselves (the Agreement).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to clause 4.1 of the Agreement, we irrevocably request that you make the Advance in the sum of [—] to us on [—], which is a Banking Day, by paying the amount of the advance to [—].

We warrant that the representations and warranties contained in clause 11 (except for clauses 11.2, 11.6 and 11.18) of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on [—], that no Default has occurred and is continuing, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

Yours faithfully

For and on behalf of

VOYAGEUR L.L.C.

Schedule 5

Form of Transfer Certificate

To:	[lNG Bank N.V.

Agency -AMP D2.007

Bijlmerplein 888

1102 MG Amsterdam

The Netherlands

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the Loan Agreement) dated      2013, on the terms and subject to the conditions of which a secured term loan facility was made available to Voyageur L.L.C., by a syndicate of banks on whose behalf you act as facility agent and facility security trustee.

Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms Transferor and Transferee are defined in the schedule to this certificate.

2	The Transferor:

(a)	confirms that the details in the Schedule under the heading Transferor’s Commitment accurately summarise its Commitment; and

(b)	requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Facility Agent at its address for communications specified in the Loan Agreement.

3	The Transferee agrees to be bound by each of the provisions of the Loan Agreement as if it had been an original party to the Loan Agreement as a Hedging Provider, and it is hereby agreed and acknowledged that the Transferee is also a Hedging Provider for all purposes of the Loan Agreement and the other Facility Documents in place of the Transferor or [—]. The notice details of [—] as Hedging Provider for the purposes of Schedule 1, Part Ill of the Loan Agreement are set out in the Schedule.

4	The Transferee requests the Facility Agent to accept this certificate as being delivered to the Facility Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

5	The Facility Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

6	The Transferee confirms that:

(a)	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

(b)	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

(c)	it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

7	Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Facility Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

8	The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Facility Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

9	The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Facility Document or any document relating to any Facility Document, and assumes no responsibility for the financial condition of any Facility Beneficiary or for the performance and observance by any Security Party of any of its obligations under any Facility Document or any document relating to any Facility Document and any conditions and warranties implied by law are expressly excluded.

10	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

(a)	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

{b)	support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Facility Document of any obligations under any Facility Document.

11	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

12	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

13	This certificate shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Banking Day after the date of delivery of the Transfer Certificate to the Facility Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

[lNG BANK N.V.] as Facility Agent and on behalf of each of the Facility Beneficiaries and the Borrower

By:

Date:

Schedule 6

Schedule of Repayment Amounts

(1)	(2)	(3)
Application Dates	Repayment Amount	Repayment Amount (GIEK)
	(Commercial)
01/09/2013	18,121,212	4,878,788
01/12/2013	9,060,606	2,439,394
01/03/2014	9,060,606	2,439,394
01/06/2014	9,060,606	2,439,394
01/09/2014	9,060,606	2,439,394
01/12/2014	9,060,606	2,439,394
01/03/2015	9,060,606	2,439,394
01/06/2015	9,060,606	2,439,394
01/09/2015	9,060,606	2,439,394
01/12/2015	9,060,606	2,439,394
01/03/2016	9,060,606	2,439,394
01/06/2016	9,060,606	2,439,394
01/09/2016	9,060,606	2,439,394
01/12/2016	9,060,606	2,439,394
01/03/2017	9,060,606	2,439,394
01/06/2017	9,060,606	2,439,394
01/09/2017	9,060,606	2,439,394
01/12/2017	9,060,606	2,439,394
01/03/2018	9,060,606	2,439,394
01/06/2018		2,439,394
01/09/2018		2,439,394
01/12/2018		2,439,394
01/03/2019		2,439,394
01/06/2019		2,439,394
01/09/2019		2,439,394

01/12/2019	2,439,394
01/03/2020	2,439,394
01/06/2020	1,696,970

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

Borrower

SIGNED by

duly authorised for and on behalf

of VOYAGEUR L.L.C.

Facility Lenders

SIGNED by

duly authorised for and on behalf

of lNG CAPITAL LLC

SIGNED by

duly authorised for and on behalf

of SWEDBANK AB (PUBL)

SIGNED by

duly authorised for and on behalf

of DVB BANK AMERICA N.V.

SIGNED by

duly authorised for and on behalf

of LLOYDS TSB BANK PLC

SIGNED by

duly authorised for and on behalf

of NATIXIS, NEW YORK BRANCH

SIGNED by

duly authorised for and on behalf

of NORDEA BANK FINLAND PLC,

NEW YORK

SIGNED by

duly authorised for and on behalf

of SCOTIABANK EUROPE PLC.

SIGNED by

duly authorised for and on behalf

of NIBC BANK N.V.

SIGNED by

duly authorised for and on behalf	)
of COMMONWEALTH BANK OF	)

AUSTRALIA

SIGNED by

duly authorised for and on behalf

of KFW IPEX·BANK GMBH

SIGNED by

duly authorised for and on behalf

of CITIBANK EUROPE PLC

Facility Agent

SIGNED by

duly authorised for and on behalf

of lNG BANK N.V.

Facility Security Trustee

SIGNED by

Duly authorized for and on behalf

of ING BANK N.V.

GIEKAgent

SIGNED by

duly authorised for and on behalf

of CITIBANK N.A., LONDON BRANCH )

Mandated Lead Arrangers

SIGNED by

duly authorised for and on behalf

of lNG CAPITAL LLC

SIGNED by

duly authorised for and on behalf

of CITIBANK EUROPE PLC

Bookrunner

SIGNED by

duly authorised for and on behalf

of lNG CAPITAL LLC

Hedging Providers

SIGNED by

duly authorised for and on behalf

of lNG CAPITAL MARKETS LLC

SIGNED by

duly authorised for and on behalf

of NATIXIS FINANCIAL

PRODUCTS LLC

SIGNED by

duly authorised for and on behalf

of LLOYDS TSB BANK PLC

SIGNED by

duly authorised for and on behalf

of NORDEA BANK FINLAND PLC

SIGNED by

duly authorised for and on behalf

of COMMONWEALTH BANK OF

AUSTRALIA

SIGNED by

duly authorised for and on behalf

of NIBC BANK N.V.

SIGNED by

duly authorised for and on behalf

of SWEDBANK AB (PUBL)

SIGNED by duly authorised for and on behalf

of CITIBANK N.A., LONDON BRANCH )

SIGNED by duly authorised for and on behalf

of THE BANK OF NOVA SCOTIA